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                                                                EXHIBIT 99.2




[ LOGO ]                                             FOR IMMEDIATE RELEASE
                                                     CONTACT:  CONWAY G. IVY
                                                     VICE PRESIDENT, CORPORATE
                                                     PLANNING AND DEVELOPMENT
                                   NEWS:             216-566-2102
______________________________________________________________________________
          The Sherwin-Williams Company - 101 Prospect Avenue, N.W. -
                    Cleveland, Ohio 44115 - (216) 566-2140



     CLEVELAND, OHIO, January 8, 1996 -- The Sherwin-Williams Company (NYSE:SHW) today announced that its tender offer for all of the outstanding stock of Pratt & Lambert United, Inc. (NYSE:PLU) expired pursuant to its terms at 5:00 p.m., New York time, on January 5, 1996. Sherwin-Williams reported that 10,825,550 shares (or approximately 96.3% of the total shares outstanding) were validly tendered and not withdrawn pursuant to the offer (including 312,668 shares subject to guarantees of delivery or receipt of additional documents) and that Sherwin-Williams has accepted all of those shares for payment. Sherwin-Williams believes that there are approximately 410,811 additional shares outstanding which are not owned by Sherwin-Williams or by Pratt & Lambert as treasury stock.

     The tender offer was made pursuant to a merger agreement between Sherwin-Williams and Pratt & Lambert. Pursuant to the terms of the merger agreement, Pratt & Lambert will soon be merged with a subsidiary of Sherwin-Williams, and all shares of Pratt & Lambert stock not tendered and purchased pursuant to the offer or otherwise owned by Sherwin-Williams (other than shares owned by Pratt & Lambert shareholders who properly exercise appraisal rights under New York law) will be converted into the right to receive $35.00 per share in cash.